EXHIBIT No. 99.2

Financial Statements

With Report of Independent Registered Public Accounting Firm

Chemical Financial Corporation

Directors’ Deferred Stock Plan

December 31, 2011

Report of Independent Registered Public Accounting Firm

Plan Administrator

Chemical Financial Corporation

Directors’ Deferred Stock Plan

We have audited the accompanying statements of financial condition of the Chemical Financial Corporation Directors’ Deferred Stock Plan as of December 31, 2011 and 2010 and the related statements of income and changes in plan equity for each of the three years in the period ended December 31, 2011. These financial statements are the responsibility of the Plan’s Administrator. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Plan is not required to have, nor were we engaged to perform, an audit of the Plan’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purposes of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by the Plan Administrator, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Chemical Financial Corporation Directors’ Deferred Stock Plan as of December 31, 2011 and 2010 and the results of its operations and changes in its plan equity for each of the three years in the period ended December 31, 2011, in conformity with U.S. generally accepted accounting principles.

Andrews Hooper Pavlik PLC

Saginaw, Michigan

February 24, 2012

Chemical Financial Corporation

Directors’ Deferred Stock Plan

Statements of Financial Condition

	December 31,
	2011	2010
Assets
Common stock receivable of Chemical
Financial Corporation, at fair value - (41,485 shares at a cost of $932,164 at December 31, 2011 and 26,280 shares at a cost of $607,091 at December 31, 2010)	$884,460	$582,102

Total Assets	$884,460	$582,102

Plan Equity
Plan equity (14 participants at December 31, 2011 and 15 participants at December 31, 2010)	$884,460	$582,102

See accompanying notes.

Chemical Financial Corporation

Directors’ Deferred Stock Plan

Statements of Income and Changes in Plan Equity

	Years Ended December 31,
	2011	2010	2009
Additions:
Participant contributions	$316,400	$260,950	$172,550
Dividend equivalents	29,026	17,690	13,764

	345,426	278,640	186,314
Plan distributions	(20,353)	—	—
Net unrealized depreciation in fair value of common stock receivable	(22,715)	(34,604)	(9,255)

Net increase	302,358	244,036	177,059
Plan equity at beginning of period	582,102	338,066	161,007

Plan equity at end of period	$884,460	$582,102	$338,066

See accompanying notes.

Chemical Financial Corporation

Directors’ Deferred Stock Plan

Notes to Financial Statements

Note 1 — Description of the Plan

The Chemical Financial Corporation Directors’ Deferred Stock Plan (Plan) became effective on April 21, 2008. The Plan is an unfunded supplemental nonqualified deferred compensation plan designed to provide benefits to each non-employee director (Director) of Chemical Financial Corporation (Corporation). The Plan provides for a maximum of 400,000 shares of the Corporation’s $1.00 par value common stock (Common Stock), subject to adjustments for certain changes in the capital structure of the Corporation as defined in the Plan (including stock dividends and stock splits), to be available under the Plan.

Under the Plan, Directors are required to defer fifty percent, or such greater percentage as determined by the board of directors of the Corporation, of their annual retainer in the form of investment in stock units representing Common Stock. The remaining part of the annual retainer may, at each Director’s option, be deferred and invested in stock units representing Common Stock. In addition, all meeting and other director fees may, at each Director’s option, be deferred and invested in stock units representing Common Stock. Directors opting to defer the remaining portion of their annual retainer and/or other fees earned as a Director must elect to do so at the beginning of each calendar year. The election is not revocable once the year of election begins and can only be revoked or modified for future years if done so before the start of any future calendar year.

The portion of the annual retainer deferred under the Plan is credited on the books of the Corporation to an account established for that Director and converted to a number of stock units equal to the cash amount of the deferred portion of the annual retainer divided by the fair market value of one share of Common Stock on the date the annual retainer is paid. Other fees deferred under the Plan are credited to that Director’s account and converted to a number of stock units equal to the cash amount of the deferred portion of other fees earned divided by the fair market value of one share of Common Stock on the next date the Corporation pays its quarterly cash dividend. The Plan also provides for dividend equivalents to be credited to each Director’s account on each date the Corporation pays its quarterly cash dividend. Dividend equivalents are calculated by multiplying the Corporation’s dividend rate by the number of stock units credited in each Director’s account as of the date the Corporation pays its quarterly cash dividend. The Plan also provides for an appropriate credit to each Director’s account for stock dividends, stock splits or other distributions of Common Stock by the Corporation.

Chemical Financial Corporation

Directors’ Deferred Stock Plan

Notes to Financial Statements (continued)

Note 1 — Description of the Plan (continued)

Directors are eligible for participation in the Plan on the first day of an individual’s term as a Director. Elective deferrals must be made within the first 30 days of eligibility in order for an individual to participate in the first calendar year of eligibility. Otherwise, the deferral election will be effective at the beginning of the next calendar year. All annual retainer and director fees contributed to the Plan are vested immediately. Directors will cease to be eligible to participate in the Plan upon their termination of service on the board of directors of the Corporation. Upon termination of service, death, a change in control of the Corporation or termination of the Plan, a Director will receive a number of shares of Common Stock and cash in lieu of fractional shares equal to the number of stock units in their account. Distributions from the Plan will be made in the form of either a single lump-sum or in five annual installments.

The Plan had 357,422 shares and 373,720 shares as of December 31, 2011 and 2010, respectively, of Common Stock available for future issuance. During 2011, a total of 1,093 shares of Common Stock were distributed from the Plan. The Plan considers the common stock receivable at year-end to be issued.

The Corporation reserves the right to terminate or amend the Plan at any time, provided, however, that no termination or amendment shall affect or diminish any Director’s right to the benefit of contributions made by him/her prior to the date of such amendment or termination.

The Plan is not qualified under Sections 401(a) or 501(a) of the Internal Revenue Code of 1986 (IRC), as amended. The Plan does not provide for income taxes because any income is taxable to the participants. Directors participating in the Plan must treat, as ordinary taxable income, the fair market value of shares of Common Stock received at the time of distribution from the Plan or upon failure of the Plan to meet the requirements of IRC Section 409A.

Note 2 — Summary of Accounting Policies

Valuation of Common Stock Receivable

The Plan’s common stock receivable is recorded at the fair value per share of Common Stock multiplied by the number of shares receivable at the valuation date. Fair value is based on the closing price of Common Stock at year end ($21.32 per share at December 31, 2011 and $22.15 per share at December 31, 2010).

In accordance with United States generally accepted accounting principles, the valuation of common stock receivable is measured at fair value on a recurring basis using Level 1 inputs for quoted prices from The NASDAQ Stock Market®.

Chemical Financial Corporation

Directors’ Deferred Stock Plan

Notes to Financial Statements (continued)

Note 2 — Summary of Accounting Policies (continued)

Contributions

Participant contributions represent annual retainer and/or fees earned and deferred by Directors during the year and are accounted for on the accrual basis.

Income

Dividend equivalents are accrued on the date the Corporation pays its quarterly cash dividend.

Operating Expenses

All expenses of the Plan and its administration are paid by the Corporation.

Subsequent Events

Events occurring subsequent to the date of the most recent statement of financial condition have been evaluated for potential recognition or disclosure in the financial statements through February 24, 2012, the date of the filing of the financial statements with the Securities and Exchange Commission.